                                                                    EXHIBIT 8.1

[GCH LOGO]                191 N. Wacker Drive, Suite 3700       Washington, D.C.
Gardner Carton & Dauglas  Chicago, Illinois 60606                  Milwaukee, WI
                          Tel 312 569 1000  Fax 312 569 3000          Albany, NY
                                                 www.gcd.com

                                  June 22, 2005

Coleman Cable, Inc.
1530 Shields Drive
Waukegan, IL 60085

    RE: REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

      This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4 by Coleman Cable, Inc. (the "Company") with the Securities and Exchange Commission in connection with the Company's offer (the "Exchange Offer") to exchange 9-7/8% Senior Exchange Notes due October 1, 2012 (the "New Notes") for all outstanding 9-7/8% Senior Notes due October 1, 2012 (the "Old Notes), as described in the Registration Statement.

      For purposes of rendering this opinion, we have examined and, with your consent, have relied without independent investigation or verification upon the accuracy and completeness of the facts, information, covenants, and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the genuineness of signatures, and the legal capacity of signatories. In rendering our opinion, we have assumed, with your consent, and our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents referred to above.

      This opinion addresses only the specific United States federal income tax consequences of the exchange of Old Notes for New Notes in the Exchange Offer set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences.

      On the basis of the foregoing, it is our opinion that (1) the exchange of Old Notes for New Notes in the Exchange Offer will not result in gain or loss to holders for United States federal income tax purposes; (2) a holder's holding period in the New Notes will include the

Coleman Cable, Inc.
June 22, 2005
Page 2

holding period of the Old Notes exchanged therefor; and (3) a holder's adjusted tax basis in the New Notes will be the same as the adjusted tax basis in the Old Notes exchanged therefor immediately before such exchange.

      The conclusions expressed herein represent our best judgment as to the proper treatment of the exchange of Old Notes for New Notes in the Exchange Offer under the income tax laws of the United States based upon the Internal Revenue Code of 1986 (the "Code"), its legislative history, existing and proposed federal income tax regulations (the "Regulations"), and administrative and judicial interpretations of the Code and Regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any developments after the date of this document in the application or interpretation of the income tax laws of the United States.

      Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the Internal Revenue Service (the "IRS") or any court. Thus, no assurances can be given that the IRS or a court will agree with our conclusions.

      This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose and may not be made available to any other person or entity without our prior written consent. This opinion also may not be relied upon except with respect to the consequences specifically discussed herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                Very truly yours,

                                                /s/ GARDNER CARTON & DOUGLAS LLP
                                                --------------------------------
                                                GARDNER CARTON & DOUGLAS LLP